Exhibit 10.1

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

02/14/2023 (the “Agreement Date”)

Principal Life Insurance Company (“Insurer”) and National Oilwell Varco, L.P. (“Plan Sponsor”) (each individually a “Party” and collectively the “Parties”) hereby agree that Insurer will provide a nonparticipating single premium group annuity contract (“Contract”) in connection with the settlement of liabilities associated with certain benefits arising under the NATIONAL-OILWELL DEFINED BENEFIT PENSION PLAN)(the “Plan”), for a Premium amount of $183,925,423.88 (“Premium”) in accordance with and subject to the terms of this Purchase Agreement (“Agreement”). Certain details of the Agreement are set forth in Schedule A. All capitalized terms used but not defined herein have the meaning ascribed to such term in the NOV RFP Final dated 02/01/2023 and any subsequent Addendums (together, the “Specifications”) and Insurer’s Final Quote/Proposal dated 02/14/2023 (“Proposal”) (which may include clarifications to and/or deviations from the Specifications) (together, the “Contract Documents”). In the event of a conflict or inconsistency between the terms, conditions, and provisions of the Contract Documents and this Agreement, the documents govern in the following order: (a) this Agreement, (b) the Proposal and (c) the Specifications.

1.

Premium Payment - The Premium will be delivered in cash to Insurer on or before the Premium Due Date as set forth in Schedule A (“Premium Due Date”). Cash means a wire transfer, through the Federal Reserve System, of currency of the United States of America.    The Premium will be deposited in Insurer’s commingled separate account dedicated to single premium group annuity close out contracts and delivered by: Paying to Insurer an amount in Cash equal to the Premium in accordance with the instructions set forth in Schedule B.

2.	Contract

a.

Issuance - Insurer, subject to its receipt of the Premium, commits to issue the Contract as outlined in the Specifications and irrevocably commits to make the payments owed to Annuitants under the Contract. “Annuitant” means any payee under the Contract, including annuitants, contingent annuitants, alternate payees, and beneficiaries, as applicable.

b.

Terms - The Insurer’s specimen Contract has been approved by the appropriate insurance regulators. Unless otherwise mutually agreed to by the Parties, the Contract will reflect the terms in the Contract Documents.

c.

Legal Responsibility - Insurer is neither a successor to the rights and responsibilities of the Plan Sponsor nor a fiduciary to the Plan and does not assume the rights or responsibilities of a Plan Sponsor or fiduciary.

3.	Premium Adjustments

a.

Data Changes - The Parties will work cooperatively to validate the accuracy and completeness of the Annuitant benefits data furnished to Insurer for purposes of quoting the Premium reflected in the Specifications and Proposal (“Base Data”). In the event that such validation process results in any changes, additions, deletions, or other updates (“Adjustments”) to the Base Data, Insurer will calculate an adjustment to the Premium, which may be positive or negative, reflecting such Adjustments (“Premium Adjustment”).

b.

For purposes of such Premium Adjustment calculation, Insurer will apply the same pricing basis used to compute the Premium provided that the Adjustments are reported within six months of the Premium Due Date (“Reporting Period”) and are within 3% (plus or minus) of the Premium (“Adjustment Corridor”). If the Premium is not received on the Premium Due Date, the Reporting Period will be extended by a commensurate amount of days from the Premium Due Date to when the Premium is received by Insurer. If the Adjustments exceed the Adjustment Corridor or are reported after the expiration of the Reporting Period, Insurer will apply its then current pricing assumptions for purposes of determining the amount of the corresponding Premium Adjustment.

c.

Annuitant Deaths - In the event that an Annuitant or Contingent Annuitant with respect to whom a benefit is provided under the Contract dies prior to the Liability Date as defined in Schedule A (“Liability Date”), Insurer agrees to refund the portion of the Premium associated with that Annuitant or Contingent Annuitant, as the case may be, minus any applicable death benefits payable in relation to a beneficiary, provided however, that notification of such a death is provided to

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

Insurer within one year from the Liability Date. If Insurer is notified more than one year after the Liability Date there will be no adjustment of Premium. Annuitant and Contingent Annuitant deaths occurring prior to the Liability Date described herein are not subject to the Adjustment Corridor.

d.

Lump Sum Elections prior to Benefit Commencement Date. If an Annuitant elects a lump sum payout prior to the Benefit Commencement Date defined in Schedule A (“Benefit Commencement Date”), the current administrator will be responsible for processing and administering any such lump sum elections. Upon notification of any valid lump sum election by an Annuitant, Insurer will refund the Premium associated with such Annuitant’s benefit to the Plan Sponsor and remove the Annuitant from the Contract. After the Benefit Commencement Date, Insurer will be responsible for the processing and administration the Annuitants’ benefits and no refunds will be made for any lump sum elections by an Annuitant made after the Benefit Commencement Date. Insurer agrees to accept and process any validly executed lump sum election forms completed by an Annuitant received from prior administrator for a date on or after the Benefit Commencement Date.

4.	Administration

a.

Transfer - The Parties will use commercially reasonable efforts to take or cause to be taken all reasonable actions and do or cause to be done all things reasonably necessary to coordinate the takeover by Insurer of all administrative responsibilities necessary to effectively provide recordkeeping and administration services regarding all payments under the Contract commencing on the Benefit Commencement Date.

b.	Annuity Certificates - Insurer will mail a certificate to each Annuitant following the Contract execution date.

5.	Insurer Representations & Warranties - Insurer represents and warrants that:

a.

Due Organization and Corporate Power - Insurer is a life insurance company duly organized, validly existing, and licensed under the laws of the State of Iowa. Insurer has all requisite power and authority to enter into and carry out its obligations under this Agreement and to perform the transactions to be undertaken by Insurer hereunder.

b.

No Post-Closing Liability - Following receipt by Insurer of the Premium and Premium Adjustments, if any, the Plan and Plan Sponsor (or any of their respective affiliates or representatives) will not be liable to pay any annuity payment under the Contract for which such Premium and Premium Adjustment, if any, has been received.

c.

Relationship to the Plan - Insurer is only a directed trustee of the Plan but does not perform any duties, functions or responsibilities in the capacity of a fiduciary trustee of the Plan. Insurer is not a plan administrator, as defined in § 3(16)(A) of ERISA, or an employer any of whose employees are covered by the Plan.

6.	Plan Sponsor Representations and Warranties - Plan Sponsor represents and warrants:

a.

Due Organization and Corporate Power - Plan Sponsor is a corporation duly organized, validly existing, and licensed under the laws of the State (or Commonwealth, where applicable) of Texas. Plan Sponsor has all requisite power and authority to enter into and carry out its obligations under this Agreement and to perform the transactions to be undertaken by Plan Sponsor hereunder.

b.

Compliance with ERISA - The Plan and Plan Trust are maintained under and are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to Plan Sponsor’s knowledge, are in compliance with ERISA in all material respects.

c.

Tax Status - The Plan is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). To Plan Sponsor’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a).

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

d.

No Commissions - No fees, commissions, or payments are or will be owed by Plan Sponsor to any individual or entity in connection with this Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

e.

Accuracy of Information - To Plan Sponsor’s knowledge, Annuitant data, including benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, that was furnished on behalf of Plan Sponsor to Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

f.	Acknowledgment – The Plan Sponsor acknowledges they have been given a written description of the Contract that is being offered.

7.	Miscellaneous

a.

Joint and Equal Participation - The Parties acknowledge that they jointly and equally participated in the drafting of this Agreement. This Agreement will not be construed against any Party by reason of their role in the drafting of this Agreement.

b.

Choice of Law and Forum - This Agreement will be governed by, construed, and interpreted in accordance with the laws of the State (or Commonwealth, where applicable) of Texas, excluding those provisions relating to conflicts of laws. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State (or Commonwealth, where applicable) of Texas in respect of all matters arising out of or in connection with this Agreement. To the fullest extent permitted by law, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Agreement.

c.

Confidential Information - Insurer will comply, and will ensure that all of its affiliates, agents and subcontractors comply, with all applicable laws and regulations governing the confidential information of all Annuitants, including those laws relating to privacy, data security and protection, and the safeguarding of such information, and its maintenance, disclosure, and use. Insurer will maintain administrative, technical, and physical safeguards to protect the privacy and security of the confidential information related to Annuitants. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any Annuitant.

d.	Counterparts - This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

IN WITNESS WHEREOF, Insurer and Plan Sponsor have executed this Agreement as of the Agreement Date written above.

National Oilwell Varco, L.P.		PRINCIPAL LIFE INSURANCE COMPANY

By Its General Partner,
NOW Oilfield Services, LLC

By:	/s/ Jose A. Bayardo	By:	/s/ Justina Loeb
Print name:	Jose Bayardo	Print name:	Justina Loeb
Title:	Senior VP and Chief Financial Officer	Title:	Director - PRT
Date:	February 14, 2023	Date:	02/14/2023

Single Premium Guaranteed Annuity Contract Purchase Agreement - Schedule B	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

Agreement Detail

Items marked with ** must be completed and verified by Contractholder/Plan Sponsor

Contract Number

** Contract Issued to	National Oilwell Varco, L.P.

** Exact Plan Name	National-Oilwell Defined Benefit Pension Plan

** Employer Name	National Oilwell Varco, L.P.

** Employer Address Line 1	10353 Richmond Avenue

** Employer Address Line 2	Houston, TX 77042

** Secure Act Adopted (yes or no)	No

Liability Date(s)	02/22/2023 (deferred) 02/22/2023 (retired)

Benefit Commencement Date	05/01/2023

Premium due date	02/22/2023

Premium amount	$183,925,423.88

Number of retired lives under contract	2,329

Number of deferred lives under contract	911

Total lives under contract	3,240

Proposal provided on	02/14/2023

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